Exhibit 99.1

Contact:
Brian Luscomb, (858) 571-2291
DVP, Corporate Communications
brian.luscomb@jackinthebox.com

David Theno to Retire from Jack in the Box Inc.;
Ann Marie McNamara Joins Company as DVP of Food Safety, and
Derek Walker is New DVP of Research & Development

SAN DIEGO, Aug. 1, 2008 – Jack in the Box Inc. (NYSE: JBX) today announced that that David M. Theno, Ph.D., will retire as Senior Vice President and Chief Product Safety Officer, effective Sept. 28, 2008. Assuming Theno’s responsibilities at Jack in the Box® are Ann Marie McNamara, Ph.D., who joined the company this month as Division Vice President, Food Safety, and Derek Walker, Ph.D., who joined the company in May 2008 as Division Vice President, Research & Development.

Theno will retire after a 15-year career with the company in various capacities, including the past seven years in his current position. He joined Jack in the Box Inc. in 1993 as Vice President, Quality Assurance and Product Safety and held that position until April 1994 when he was promoted to Vice President, Technical Services. Theno was promoted to his current position in May 2001.

While at Jack in the Box Inc., Theno has received numerous awards and accolades, including Food Safety Magazine’s Distinguished Service Award in 2007 and Nation’s Restaurant News’ 2000 Innovator of the Year. NRN selected Theno as one of its “Top 50 Players for 1997” for his leadership role in defining the new standard for foodservice safety procedures. He was also the 1997 recipient of the California Environmental Health Association’s Mark Nottingham Award.

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In addition to his personal achievement, Theno’s efforts in creating one of the foodservice industry’s most comprehensive food-quality and safety programs has led to numerous awards and distinctions for the company. In 2004, The International Association for Food Protection presented Jack in the Box Inc. the prestigious Black Pearl Award, given annually to one company that advances food safety and quality through consumer programs, employee relations, educational activities, adherence to standards, and support of IAFP’s goals. Also that year, NSF International (formerly the National Sanitation Foundation) named Jack in the Box Inc. one of four winners of its first Food Safety Leadership Awards, recognizing groundbreaking achievements that help protect the public from foodborne illness.

“Dave will leave behind a legacy that will persevere for years to come,” said Linda Lang, chairman and chief executive officer for Jack in the Box Inc. “His passion for ensuring food safety and unwavering commitment to quality assurance not only established Jack in the Box as a leader in these areas, but raised the bar on industry standards and helped create a much safer food supply chain for others in the industry as well as consumers.

“We’re fortunate to have in Ann Marie McNamara and Derek Walker such seasoned experts in their respective fields to maintain the integrity of our food-safety and R&D programs.  They have big shoes to fill, but we’re looking forward to the tremendous contributions that they’ll be making to the organization.”

McNamara was previously Vice President of Food Safety and Scientific Affairs at Silliker, Inc., the world’s largest food-testing company and a leader in food-safety consulting and auditing services dedicated to helping companies find practical solutions to food safety and quality challenges throughout the supply chain. A renowned scientist with nearly two decades of industry and regulatory experience, McNamara joined Silliker in 2003 after serving as Corporate Vice President of Food Safety and Technology for Sara Lee Corp., where she developed their first corporate food-safety division. From 1992 to 1999 she served as Director of Microbiology for the Food Safety and Inspection Service of USDA. She is a co-author of several major U.S. food-safety initiatives including the USDA’s “Pathogen Reduction/HACCP Rule,” President Clinton’s Food Safety Initiative, and FDA’s “Healthy People 2010.” She received the Secretary of Agriculture’s Superior Service Award five times in her seven-year career at USDA. She was appointed by three Secretaries of Agriculture to serve nine years on the National Advisory Committee on Microbiological Criteria for Foods, which provides impartial, scientific advice to federal food-safety agencies for use in the development of an integrated national systems approach from farm to consumption to assure the safety of domestic, imported, and exported foods.

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Walker has nearly two decades of experience in the restaurant, foodservice and consumer packaged goods industries. He was previously Global Vice President of Research & Development and Quality Management at Papa John’s International, Inc., the world’s third largest pizza company. Prior to joining Papa John’s in 2007, Walker had a 10-year career at Sara Lee Corporation, where he held several positions of increasing responsibility, including Director of Continuous Improvement (Process), Director of Marketing Development (Specialty Brands Team), Director of Business Development (Retail Launch Group), and Vice President of Research & Development (State Fair Foods Inc., a packaged-meats manufacturing division of the company). Walker’s career also included positions at Pizza Hut Inc., where he developed and launched several products, including its namesake chain’s popular Buffalo Wings. He began his career at General Mills Inc. as a Research Food Scientist.

About Jack in the Box Inc.

Jack in the Box Inc., based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. For more information, visit www.jackinthebox.com.

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